Exhibit 5.1
February 25, 2011
Pike Electric Corporation
100 Pike Way
Mt. Airy, NC 27030
Ladies and Gentlemen:
We have acted as your counsel in connection with the Registration Statement on Form S-8 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933 (the “Securities Act”) for the registration of up to $20,000,000 of deferred compensation obligations (the “Deferred Compensation Obligations”), which represent unsecured obligations of Pike Electric Corporation, a Delaware corporation (the “Company”), to pay deferred compensation in the future in accordance with the terms of the Pike Compensation Deferral Plan (the “Plan”).
You have requested our opinion as to the matters set forth below in connection with the Registration Statement. For purposes of rendering that opinion, we have examined the Registration Statement, the Company’s certificate of incorporation and amended and restated bylaws, and the Plan, and we have made such other investigation as we have deemed appropriate. We have also examined and relied upon certificates of public officials. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.
Our opinion set forth below is limited to the laws of the State of North Carolina.
Based upon and subject to the foregoing, it is our opinion that when issued in accordance with and upon the terms and conditions of the Plan, the Deferred Compensation Obligations will be valid and binding obligations of the Company, enforceable in accordance with their terms, subject to the effect of bankruptcy, insolvency, fraudulent transfer, reorganization, receivership, moratorium and other laws affecting the rights and remedies of creditors generally, and to general principles of equity (whether applied by a court of law or equity).
We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.
Yours truly,
/s/ K&L Gates LLP
K&L Gates LLP